Exhibit 10.2

2006 Cash Bonus Awards

Executive Officer	2006 Cash Bonus
Caren L. Mason President and Chief Executive Officer	$231,750
Mark E. Paiz Chief Operating Officer	$139,776
Paul E. Landers Senior Vice President, Finance & Administration, (Retiring March 31, 2007)	$109,180
Thomas J. Foley Chief Technology Officer	$124,016
Robert J. Bujarski Vice President and General Counsel	$87,265